Exhibit 3.3

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF

                            ECHO BAY RESOURCES, INC.

                  ADOPTED IN ACCORDANCE WITH THE PROVISIONS OF
                   SECTION 242 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

ECHO BAY RESOURCES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation, by written consent in lieu of a meeting effective September 15, 1997, has adopted the following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation:

     RESOLVED, that ARTICLE I of the Certificate of Incorporation of Echo Bay Resources, Inc. shall be amended by deleting said ARTICLE I in its entirety, and substituting the following therefor:

                                   "ARTICLE I

     The name of the corporation is Echo Bay Resources Inc. (hereinafter referred to as the "Corporation")."; and

     FURTHER RESOLVED, that ARTICLE IV of the Certificate of Incorporation of Echo Bay Resources, Inc. shall be amended by deleting said ARTICLE IV in its entirety, and substituting the following therefor:

                                   "ARTICLE IV

     Section 1. AUTHORIZED SHARES. The Corporation is authorized to issue two classes of shares of capital stock, which shall be referred to as "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is one thousand (1,000) shares with a par value of one cent ($0.01) per share. The total number of shares of Preferred Stock authorized to be issued is five million (5,000,000) shares with a par value of one cent ($0.01) per share.

     Section 2. DESIGNATIONS, POWERS AND PREFERENCES. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of Common Stock and Preferred Stock are as follows:

          A. COMMON STOCK. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and series of Preferred Stock which may from time to time come into existence, and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders of the Corporation, including, but not limited to, the following:

               (i) the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote;


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               (ii) the right to receive dividends when, as and if declared by the board of directors out of assets lawfully available therefor; and

               (iii) in the event of any distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the right to receive ratably and equally, in accordance with their respective rights and interests, all of the net assets of the Corporation remaining after the payment to the holders of Preferred Stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

          B. PREFERRED STOCK. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series as the board of directors may determine. The board of directors of the Corporation is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock as a class or in series, and, by filing a certificate of designation, pursuant to the General Corporation Law of the State of Delaware, setting forth a copy of such resolution or resolutions. The board of directors is authorized to determine and alter the designation, powers, rights, preferences and privileges of, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of such shares and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of that series. If the number of shares of any series of stock shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The authority of the board of directors with respect to the class or each series shall include, but not be limited to, determination of the following:

               (i) The number of shares constituting any series and the distinctive designation of that series;

               (ii) The dividend rate on the shares of the class or of any series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

               (iii) Whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (iv) Whether the class or any series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

               (v) Whether or not the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (vi) Whether the class or any series shall have a sinking fund for the redemption or purchase of shares of the class or of that series, and, if so, the terms and amount of such sinking fund;

               (vii) The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of the class or of that series;

               (viii) Any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or of any series.


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          C. PREEMPTIVE RIGHTS. No holder of any stock of the Corporation of any class shall have the preemptive right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into or exchangeable for stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend."

SECOND: The foregoing Amendments were duly adopted by the Corporation's sole stockholder in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment of the Certificate of Incorporation of Echo Bay Resources, Inc. has been executed and acknowledged and shall be filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.



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     IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by Robert L. Leclerc, Q.C., its Chairman and Chief Executive Officer, and attested to by Lois-Ann L. Brodrick, its Secretary, this 15th day of September, 1997.



                                          ECHO BAY RESOURCES, INC.

                                          /s/Robert L. Leclerc
                                          --------------------------------------
                                          Robert L. Leclerc, Q.C.
                                          Chairman and Chief Executive Officer



Attest:

/s/Lois-Ann L. Brodrick
----------------------------------
Lois-Ann L. Brodrick
Secretary




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